SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 17, 2005

IMPAC Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50082	94-3109238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Evelyn Avenue, Mountain View, CA	94041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 623-8800

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 17, 2005, IMPAC Medical Systems, Inc. (the “Company”) entered into a definitive agreement (the “Merger Agreement”) to be acquired by Elekta AB (publ), a Swedish corporation. Pursuant to the terms of the Merger Agreement, the Company will merge with a wholly-owned subsidiary of Elekta (“Merger Sub”), and the Company will survive the merger and become a wholly-owned subsidiary of Elekta (the “Merger”). On January 18, 2005, the Company and Elekta issued a joint press release regarding the Merger, which press release is attached as an exhibit to this Form 8-K.

Under the terms of the Merger Agreement and subject to the conditions thereof, upon the Merger each outstanding share of the Company’s common stock will be exchanged for the right to receive $24.00 in cash. Each outstanding option to acquire the Company’s common stock will convert into the right to receive, in cash, the difference between $24.00 and the option’s exercise price, or will be cancelled if such option has an exercise price equal to or greater than $24.00.

The consummation of the Merger is subject to the approval of the Company’s stockholders, the receipt of necessary approvals under U.S. antitrust laws and other regulatory authorities, and other customary closing conditions. Dates for closing the Merger and for the Company’s stockholder meeting to vote on the Merger have not yet been determined.

On January 17, 2005, the Company entered into a severance agreement with Kendra Borrego, its Chief Financial Officer (the “Severance Agreement”). The Severance Agreement provides that if a change of control in the Company were to occur and Ms. Borrego is terminated without cause within 12 months of such change in control, Ms. Borrego will be entitled to six months of severance pay. The Merger would constitute a change of control under the terms of the Severance Agreement.

The foregoing description of the Merger Agreement, the Merger and the Severance Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement and the Severance Agreement, as applicable, a copy of each of which is attached as an exhibit to this Form 8-K.

Item 8.01.	Other Events.

In connection with the Merger, Joseph K. Jachinowski, the Company’s Chairman, President and Chief Executive Officer, James P. Hoey, the Company’s Executive Vice President and Chief Operating Officer, and David A. Auerbach, the Company’s Executive Vice President and Treasurer, who, together, hold approximately 31% of the Company’s outstanding stock, have entered into stockholder agreements with Elekta and Merger Sub whereby they have agreed to vote in favor of the Merger and against any proposal made in opposition to the Merger, and, absent the consent of Merger Sub, against certain other corporate actions, including any change in the Company’s board of directors or amendment of the Company’s Certificate of Incorporation. Pursuant to the stockholder agreements, these stockholders granted Merger Sub an option to purchase all of their shares of Company Common Stock at a price of $24.00 per share, which option will only be exercisable if the Merger Agreement is terminated because the Company approves or endorses an alternative acquisition proposal or otherwise withdraws its approval of the Merger.

The above description does not set forth all of the material terms of the stockholder agreements, the executed versions of which are substantially identical to the form of stockholder agreement attached as an exhibit to this Form 8-K.

An additional stockholder of the Company, whose holdings constitute approximately 2.5% of the total outstanding shares of the Company, has agreed to vote his shares in favor of the Merger and against any proposal made in opposition to the Merger.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits.

2.1	Agreement and Plan of Merger Among Elekta AB (Publ), Erbium Acquisition Corporation and IMPAC Medical Systems, Inc., dated as of January 17, 2005.*

10.1	Severance Agreement between IMPAC Medical Systems, Inc. and Kendra Borrego, dated as of January 17, 2005.

99.1	Joint Press Release dated January 18, 2005.

99.2	Form of Stockholder Agreement entered into by and among Elekta AB (publ), Erbium Acquisition Corporation and certain stockholders of IMPAC Medical Systems, Inc.

*	The schedules and exhibits to this agreement, as set forth in the Table of Contents of the agreement, have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPAC MEDICAL SYSTEMS, INC.

By:	/s/ Kendra A. Borrego
Kendra A. Borrego Chief Financial Officer

Date: January 19, 2005

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger Among Elekta AB (Publ), Erbium Acquisition Corporation and IMPAC Medical Systems, Inc., dated as of January 17, 2005.*

10.1	Severance Agreement between IMPAC Medical Systems, Inc. and Kendra Borrego, dated as of January 17, 2005.

99.1	Joint Press Release dated January 18, 2005.

99.2	Form of Stockholder Agreement entered into by and among Elekta AB (publ), Erbium Acquisition Corporation and certain stockholders of IMPAC Medical Systems, Inc.

*	The schedules and exhibits to this agreement, as set forth in the Table of Contents of the agreement, have not been filed herewith, pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.